Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS, Inc. Solicits Waivers from Holders of its Senior Notes

Dallas—October 20, 2004—MetroPCS, Inc. announced today that it is soliciting consents from the holders of its $150.0 million aggregate principal amount of outstanding 10¾% Senior Notes due 2011 to a limited waiver, for up to 180 days, of any default or event of default arising from a failure by MetroPCS to file with the Securities and Exchange Commission, and furnish to the holders of notes, reports required to be filed pursuant to the Securities Exchange Act of 1934. Holders of the notes are referred to MetroPCS’ Consent Solicitation Statement dated October 20, 2004 and the related Letter of Consent for the detailed terms and conditions of the consent solicitation.

MetroPCS has retained Bear, Stearns & Co. Inc. to serve as its solicitation agent and Mellon Investor Services LLC to serve as the information agent and tabulation agent for the consent solicitation. Questions concerning the terms of the consent solicitation should be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, 383 Madison Avenue, 8th Floor, New York, NY 10179. The solicitation agent may be reached by telephone at (877) 696-BEAR (toll free) or (877) 696-2327 (toll free). Requests for documents may be directed to Mellon Investor Services LLC, 85 Challenger Road, 2nd Floor, Ridgefield Park, NJ 07660, Attention: Reorganization Dept. Banks and brokers may call the tabulation agent at (201) 329-8794,and all others may call (877) 698-6870.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to MetroPCS’ Consent Solicitation Statement dated October 20, 2004 and the related Letter of Consent.

About MetroPCS, Inc. – Dallas-based MetroPCS, Inc. is a wholly-owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 18 PCS licenses in the greater Miami, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including MetroPCS’ future expectations concerning its financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the results and consequences of the audit committee’s ongoing independent investigation, economic conditions in MetroPCS’ targeted markets, performance of MetroPCS’ technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of MetroPCS’ services, access to sufficient capital to meet operating and financing needs and other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

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